THERMADYNE HOLDINGS CORPORATION ANNOUNCES
                                NASDAQ DELISTING


      ST. LOUIS, Missouri, October 16, 1998 - Thermadyne Holdings Corporation announced today that as a result of the decreased holdings by the public resulting from the previously announced May 22, 1998, merger (the "Merger") of Thermadyne Holdings Corporation (the "Company") with Mercury Acquisition Corporation, a Delaware corporation and an affiliate of DLJ Merchant Banking Partners II, L.P., the Company's Common Stock no longer meets certain requirements for continued listing on the Nasdaq National Market. The Company has been informed by the Nasdaq that the Company's Common Stock was delisted effective as of the close of business on October 16, 1998.

      Due to the delisting, no established trading market for the Company's Common Stock will exist. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets," quotes for such shares will likely not be readily available. As a result, it is anticipated that such shares will trade much less frequently relative to the trading volume of the Company's Common Stock prior to the Merger and stockholders may experience difficulty selling shares or obtaining prices that reflect the value thereof.





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      Notwithstanding the delisting of the Company's Common Stock, the Company's
Common Stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company is subject to the information and reporting and other requirements of the Exchange Act.

      Thermadyne, headquartered in St. Louis, is a multinational manufacturer of cutting and welding equipment.

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For more information, contact James H. Tate, Senior Vice
President and Chief Financial Officer, Thermadyne Holdings
Corporation, 314/746-2107.









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